Exhibit 4.1

FORM OF
AMENDMENT TO PURCHASE WARRANT

SU GROUP HOLDINGS LIMITED

THIS AMENDMENT TO PURCHASE WARRANT (this “Amendment”) is made as of August __, 2026 (the “Amendment Date”), by and between SU Group Holdings Limited, a Cayman Islands exempt company (the “Company”), and [HOLDER] (the “Holder”).

RECITALS

A.	On May 13, 2026, the Company issued to the Holder a Purchase Warrant (as previously adjusted and as adjusted for the Company’s 1-for-5 reverse share split effective August 6, 2026, the “Warrant”) to purchase Class A Ordinary Shares of the Company.

B.	Section 3(i) of the Warrant permits the Company, subject to the prior written consent of the Holder, to reduce the then-current Exercise Price, subject to Section 3(j) of the Warrant and the rules and regulations of the Trading Market. Section 5(l) of the Warrant permits the Warrant to be modified or amended with the written consent of the Company and the Required Holders.

C.	The Company and the Holder desire to amend the Warrant to (i) set the Exercise Price at US$0.70 per Class A Ordinary Share, (ii) set the Exercise Price Floor at US$0.70 per Class A Ordinary Share, and (iii) make a one-time adjustment to the number of Warrant Shares so that, subject to rounding under the Warrant, the aggregate exercise proceeds represented by the Holder’s remaining Warrant Shares are preserved.

D.	For purposes of determining the one-time adjustment contemplated by this Amendment, the parties agree to use [●] Warrant Shares at an Exercise Price of US$0.87 per share, being the Holder’s pre-consolidation equivalent Warrant Share balance reflected in the Company’s warrant exercise records as of August 10, 2026. Such Warrant Shares represented aggregate exercise proceeds of US$[●]. The parties further desire that any exercise and issuance of the adjusted Warrant Shares remain subject to the registration limitations set forth in Section 5 of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Warrant.

2. Exercise Price. Notwithstanding Section 2(b), Section 3(i) or any other provision of the Warrant, effective as of the Amendment Date, the Exercise Price is hereby set at US$0.70 per Class A Ordinary Share, subject to further adjustment after the Amendment Date in accordance with the Warrant, as amended hereby.

3. Exercise Price Floor. Notwithstanding Section 3(j) or any other provision of the Warrant, effective as of the Amendment Date, the Exercise Price Floor is hereby set at US$0.70 per Class A Ordinary Share, subject to further adjustment after the Amendment Date in accordance with Section 3(l) and the other applicable provisions of the Warrant. The parties acknowledge and agree that the one-time adjustment to the number of Warrant Shares arising from the reductions effected by this Amendment is determined exclusively pursuant to Section 4 below, and no additional adjustment to the number of Warrant Shares shall arise solely by reason of the reductions effected by this Amendment.

4. One-Time Adjustment to Warrant Shares. In connection with the reductions to the Exercise Price and Exercise Price Floor effected by this Amendment, and in order to preserve substantially the aggregate exercise proceeds represented by the Holder’s remaining Warrant Shares on the agreed pre-consolidation equivalent basis described in Recital D, the parties agree that the number of Warrant Shares purchasable under the Warrant immediately following effectiveness of this Amendment shall be adjusted as set forth below. The Adjusted Warrant Shares were calculated by multiplying the Pre-Consolidation Equivalent Warrant Shares by US$0.87 and dividing the resulting aggregate exercise proceeds by US$0.70, with the resulting Warrant Share amount calculated to the nearest 1/100th of a share in accordance with Section 3(g) of the Warrant:

Warrant Shares immediately prior to this Amendment (post-consolidation)	[●]
Pre-Consolidation Equivalent Warrant Shares used for economic baseline	[●]
Baseline Exercise Price	US$0.87
Baseline Aggregate Exercise Proceeds	US$[●]
Adjusted Warrant Shares immediately following this Amendment	[●]
Increase over Warrant Shares immediately prior to this Amendment	[●]
Exercise Price / Exercise Price Floor	US$0.70 / US$0.70

The parties acknowledge and agree that the Adjusted Warrant Shares set forth above at an Exercise Price of US$0.70 per share are intended to represent aggregate exercise proceeds substantially equal, subject to rounding, to the Baseline Aggregate Exercise Proceeds set forth above. The Adjusted Warrant Shares set forth above constitute the full and complete adjustment to the number of Warrant Shares arising solely from the reductions to the Exercise Price and Exercise Price Floor effected by this Amendment. For the avoidance of doubt, this paragraph does not waive or modify any adjustment that may arise after the Amendment Date from a subsequent event or adjustment under the Warrant that is independent of the amendments effected hereby.

5. Registration Matters; Limitation on Exercise of Excess Warrant Shares. The parties acknowledge that the Adjusted Warrant Shares set forth in Section 4 are determined by the economic-preservation mechanic described therein and are not limited to the number of Class A Ordinary Shares currently covered for resale by the Holder under the Company’s Registration Statement on Form F-1 (File No. 333-296734) and the prospectus forming a part thereof (the “Resale Registration Statement”). Notwithstanding the foregoing, unless the Company and the Holder otherwise agree in writing, the Holder shall not exercise this Warrant, and the Company shall not be required to issue Warrant Shares upon exercise, to the extent that such exercise and issuance would result in Warrant Shares being issued in excess of the number of Warrant Shares then covered for resale by the Holder under an effective registration statement, after giving effect to any applicable share split or combination and any prior resales under such registration statement, as determined by the Company in good faith. Any Adjusted Warrant Shares that are not then exercisable solely as a result of the foregoing limitation shall remain outstanding under the Warrant and shall become exercisable when and to the extent sufficient registration coverage becomes effective. Nothing in this Amendment constitutes a representation or warranty that a registration statement or prospectus will be effective or available for any particular exercise or resale. The rights and obligations of the Company and the Holder under the Registration Rights Agreement remain in full force and effect and are not amended or waived by this Amendment.

6. Holder Consent; Required Holders. The Holder hereby provides the prior written consent contemplated by Section 3(i) of the Warrant and consents to the amendments set forth herein for purposes of Section 5(l) of the Warrant. This Amendment will become effective only upon the Company having received written consent to the amendments contemplated hereby from the Required Holders. By executing this Amendment, the Holder also consents to the Company entering into substantially similar amendments with the other holders of Warrants, with holder-specific differences in the applicable pre-consolidation equivalent Warrant Share balance, aggregate exercise proceeds and Adjusted Warrant Shares.

7. Ratification. Except as expressly amended by this Amendment, the Warrant remains unchanged and in full force and effect. From and after the Amendment Date, each reference in the Warrant to “this Warrant,” “hereunder,” “hereof” or words of similar import shall be deemed to refer to the Warrant as amended by this Amendment. In the event of any conflict between this Amendment and the Warrant, this Amendment controls.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the governing law and jurisdiction provisions set forth in Section 5(e) of the Warrant, which provisions are incorporated herein by reference.

9. Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument. Signatures delivered by electronic transmission, including PDF or electronic signature, shall be effective as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Date.

SU GROUP HOLDINGS LIMITED By: ______________________________ Name: Chan Ming Dave Title: Chief Executive Officer	[HOLDER] By: ______________________________ Name: ____________________________ Title (if applicable): _______________